EXHIBIT 16.1



                    Letter Of Israeloff, Trattner & Co., P.C.
                             Dated February 17, 2004





February 17, 2004



Securities and Exchange Commission
Washington, D.C. 20549

We were previously principal accountants for Rezconnect Technologies Inc. and under the date of March 18, 2003, we reported on the financial statements of Rezconnect Technologies Inc. as of and for the years ended December 31, 2002 and 2001. On February 9, 2004, our appointment as principal accountants was terminated. We have read RezConnect Technologies, Inc.'s statements included under Item 4 of its Form 8-K originally dated February 9, 2004, and re-filed on February 17, 2004, and we agree with such statements.

Very truly yours,

Israeloff, Trattner & Co., P.C.